Exhibit 99.1

Contact:	David Lilly / Joseph Kuo	Mark Ricca
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820

CARVER BANCORP, INC. ANNOUNCES THIRD QUARTER 2009 RESULTS

Reports Third Quarter Net Loss of $6.5 Million and Loss per share of ($2.63)
Driven By Non-Cash Charge and Market Trends

New York, New York, February 13, 2009 – Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (the “Bank”), today announced its results of operations for the three- and nine-month periods ended December 31, 2008, the third quarter of the fiscal year ended March 31, 2009 (“fiscal 2009”).

The Company reported a net loss of $6.5 million and loss per share of ($2.63) for the third quarter of fiscal 2009 compared to net income of $1.6 million and diluted earnings per share of $0.62 for the prior year period.  For the nine month period ended December 31, 2008, the Company reported a net loss of $5.2 million, or a loss per share of ($2.10), compared to net income of $3.5 million, or $1.36 per diluted share, for the prior year period.  The net loss for the three and nine months ended December 31, 2008 primarily relates to a non-cash goodwill impairment charge of $6.4 million.

Deborah C. Wright, the Company’s Chairman and CEO, stated: “In recent months a 'perfect storm' has roiled our industry nationwide, including a declining economy, tightening net interest margins, and credit deterioration. All of these broad forces have negatively impacted the market values of banking institutions. Carver’s third quarter results were significantly impacted by these trends.

“Carver incurred a non-cash charge of $6.4 million reflecting impairment to goodwill attributable to the 2006 acquisition of Community Capital Bank, leading us to our first quarterly and fiscal year loss since 2001. The charge follows a required goodwill impairment assessment, conducted with the assistance of an independent valuation firm, which concluded that the carrying amount of goodwill exceeded its implied fair value. At a time when managers of most financial institutions are taking a hard look at their balance sheets, it is important that Carver recognize changes in market valuations in our industry and move forward from a baseline that acknowledges the reality of today’s economy. While we are extremely disappointed to experience any loss, our capital structure remains very strong as we and our industry continue to manage through unprecedented headwinds from the economy. While this charge flows through the Company’s income statement, it is a non-cash item which will not impact Carver’s liquidity or capital ratios. Carver remains well capitalized and is positioned to continue prudent growth during this period.

“With construction lending representing 23% of our loan portfolio, reductions in LIBOR and Prime indices of 460 and 400 basis points since December 31, 2007, respectively, reduced interest income more than 15% year over year. While deposit rates have also declined over both periods, competitive pressures have prevented commensurate reductions. Nevertheless we were pleased that our funding strategy generated a 3.4% improvement in net interest income before provision for loan losses this quarter.

“On the credit front, non-performing assets decreased from 3.46% of total assets at September 30, 2008 to 1.81% at December 31, 2008, as we substantially addressed matured credits and continued to work through delinquencies. However we increased the provision for loan losses 94% year over year to $431,000, to reflect higher risk in New York City’s current real estate and business markets and the increase in Carver’s non-performing assets over the past year.

“Finally, this quarter’s 10-Q details the events leading to a restatement of our fiscal year 2007 results, due to reconciling items identified by new procedures implemented in preparation for compliance with Section 404 of the Sarbanes-Oxley Act.  This change has resulted in fiscal 2007 earnings per share being adjusted downward to $0.81 from $1.00.  Of course, our management team is disappointed by this development and has taken the appropriate corrective steps to solidify financial controls.”

Carver also announced that on February 12, 2009, the Company’s Board of Directors declared a cash dividend on its common stock of ten cents ($0.10) per share for the third quarter of fiscal 2009.  The Company noted that this action reflects the Board of Directors’ continued confidence in Carver’s long-term growth and earnings outlook.  The dividend will be paid on March 13, 2009 to stockholders of record at the close of business on February 27, 2009.

Income Statement Highlights

Third Quarter Results
The Company reported a net loss of $6.5 million or a per share loss of ($2.63) for the third quarter of fiscal 2009 compared to net income of $1.6 million and diluted earnings per share of $0.62 for the prior year period.  The net loss of $6.5 million for the third quarter of fiscal 2009 is the result of an increase in non-interest expense of $6.1 million, primarily due to the non-cash goodwill impairment charge, as well as an increase in the provision for loan losses of $0.2 million, offset by an increase in net interest income of $0.1 million and an increase in the income tax benefit of $0.4 million.

Interest income decreased by $1.9 million, or 15.4%, to $10.4 million for the third quarter of fiscal 2009 compared to $12.3 million for the prior year period.  The decrease in interest income was primarily the result of decreases in interest income on loans of $1.6 million and interest income on investment securities of $0.3 million. This decrease reflects a decrease in the yield on interest-earning assets of 108 basis points to 5.87% for the third quarter of fiscal 2009 compared to 6.95% for the prior year period, which is primarily the result of LIBOR and Prime based construction loans repricing at lower rates. The decrease in yield on interest earning assets was primarily the result of a 112 basis point decrease in the yield on loans as a result of LIBOR and Prime based construction loans repricing at lower rates.  The decrease in interest income was also the result of a decline in the average balance of investment securities from $21.4 million in the prior year period to $6.4 million in the third quarter of fiscal 2009, as securities matured.

Interest expense decreased by $2.0 million, or 33.2%, to $4.0 million for the third quarter of fiscal 2009 compared to $6.0 million for the prior year period. The decrease in interest expense was primarily the result of decreases in interest expense on deposits of $2.1 million. The decrease in interest expense primarily reflects a 119 basis point decrease in the average cost of interest-bearing liabilities to 2.43% for the third quarter of fiscal 2009 compared to 3.62% for the prior year period, and a decrease in the average balance of interest-bearing liabilities of $3.6 million, or 0.54%, to $653.4 million compared to $657.0 million for the prior year period. The decrease in the yield on interest bearing liabilities was primarily the result of our decision not to renew higher relative cost certificates of deposits, which were replaced by short-term advances from the Federal Home Loan Bank of New York (“FHLB-NY”).

The Company recorded a $0.4 million provision for loan losses for the third quarter of fiscal 2009 compared to a $0.2 million provision for the prior year period.  The increase reflects deterioration in the housing market and the New York City economy. The Bank’s future level of non-performing loans will be influenced by economic conditions, including the impact of those conditions on the Bank’s customers, interest rates and other factors existing at the time.

Non-interest income decreased $2.0 million, or 62.4%, to $1.2 million for the third quarter of fiscal 2009 compared to $3.2 million for the prior year period.  The decrease was due primarily to a reduction of $1.6 million in other income and a $0.2 million reduction in the value of mortgage servicing rights, reported as gain (loss) on loans. The decrease in other income is primarily related to a $1.7 million fee generated by a New Markets Tax Credit (“NMTC”) transaction in the prior year period that did not recur.

Non-interest expense increased $6.1 million, or 77.1%, to $14.1 million for the third quarter of fiscal 2009 compared to $8.0 million for the prior year period.  The increase was primarily due to a $6.4 million non-cash goodwill impairment charge as well as increases in occupancy expense of $0.3 million and FDIC insurance of $0.2 million, offset by decreases in employee compensation and benefits of $0.4 million and other expenses of $0.3 million.  The reduction in employee compensation and benefits expense was the result of a reduction in the number of employees and resulting cost of employee benefit plans during the third quarter of fiscal 2009.

The income tax benefit was $0.6 million for the third quarter of fiscal 2009 compared to a tax benefit of $0.3 million for the prior year period.  The tax benefit for the third quarter of fiscal 2009 primarily reflects a tax benefit of $0.5 million for the NMTC transaction.  The Company expects to receive additional NMTC tax benefits of approximately $10.6 million from its $40.0 million investment through the period ending March 31, 2014.

Nine Month Results
Carver’s net loss for the nine month period ended December 31, 2008 was $5.2 million or a per share loss of ($2.10) compared to net income of $3.5 million for the prior year period and diluted earnings per share of $1.36 for the prior year period.  The net loss of $5.2 million for the nine months ended December 31, 2008 was the result of an increase in non interest expense of $7.1 million, primarily due to the non-cash goodwill impairment charge as well as a decrease in non-interest income of $1.3 million and an increase in provision for loan losses of $0.5 million, offset by an increase in income tax benefit of $1.1 million.

For the nine month period ended December 31, 2008, interest income decreased $4.3 million, or 11.8%, to $32.1 million, compared to $36.4 million for the prior year period. The decrease in interest income was primarily the result of decreases in interest income on loans of $3.5 million and interest income on investment securities of $1.0 million, offset by an increase in interest income on mortgage-backed securities of $0.2 million. The decrease in interest income reflects a decrease in the yield on interest-earning assets of 75 basis points to 6.16% for the nine months ended December 31, 2008 compared to 6.91% for the prior year period.  The decrease in yield on interest earning assets was primarily the result of an 80 basis point decrease in the yield on loans as a result of LIBOR and Prime rate based construction loans repricing at lower rates.  The decrease in interest income was also the result of the decline in the average balance of investment securities from $27.0 million in the prior year period to $5.7 million for the nine month period ended December 31, 2008 due to securities that matured, offset by a $7.0 million increase in mortgage-backed securities from $37.7 million to $44.7 million.

For the nine month period ended December 31, 2008, interest expense decreased $3.7 million, or 22.0%, to $13.2 million, compared to $16.9 million for the prior year period.  The decrease in interest expense resulted primarily from an 81 basis point decrease in the average cost of interest-bearing liabilities to 2.68%, compared to 3.49% for the prior year period, offset partially by growth in the average balance of interest-bearing liabilities of $10.1 million, or 1.6%, to $654.8 million compared to $644.7 million for the prior year period.

For the nine month period ended December 31, 2008, the Bank provided a $0.8 million provision for loan losses compared to $0.2 million for the prior year period.  The increase reflects deterioration in the housing market and the New York City economy. The Bank’s future level of non-performing loans will be influenced by economic conditions, including the impact of those conditions on the Bank’s customers, interest rates and other factors existing at the time.

For the nine month period ended December 31, 2008, non-interest income decreased $1.3 million to $4.5 million compared to $5.8 million for the prior year period.  The decrease is primarily related to other income decreasing $1 million due to the $1.7 million fee generated by a non-recurring NMTC transaction in the prior year period.

During the nine month period ended December 31, 2008, non-interest expense increased $7.1 million, or 32.7%, to $28.7 million compared to $21.7 million for the prior year period.  The increase in non-interest expense was primarily due to the $6.4 million non-cash goodwill impairment charge as well as increases of $0.6 million in occupancy and equipment expense, $0.3 in employee compensation and benefits, $0.3 million in FDIC insurance and $0.2 million in equipment expense, offset by a decrease in other expenses of $0.6 million. The reduction in other expenses was primarily related to a reduction of consulting expenses during the nine months ended December 31, 2008.

For the nine month period ended December 31, 2008, the Bank recorded a tax benefit of $1.3 million compared to income tax benefit of $0.2 million for the prior year period.  The tax benefit for the nine month period ended December 31, 2008 reflects a tax benefit of $1.5 million for the NMTC investment transaction offset by tax expense of $0.2 million related to income before income taxes excluding the effect of the non-cash goodwill impairment charge of $6.4 million.

Financial Condition Highlights

At December 31, 2008 total assets decreased $6.2 million, or 0.8%, to $789.9 million compared to $796.1 million at March 31, 2008, primarily as a result of decreases in cash and cash equivalents of $5.5 million, non-cash goodwill impairment charge of $6.4 million and other assets of $4.0 million, partially offset by increases in total net loans receivable of $3.2 million and investment securities of $7.4 million.

Cash and cash equivalents decreased $5.5 million, or 20%, to $21.9 million at December 31, 2008 compared to $27.4 million at March 31, 2008, primarily due to a $10.5 million decrease in federal funds sold, which were redeployed into higher yielding securities, offset by a $5.0 million increase in cash and due from banks.

Total securities increased $7.4 million, or 19.5%, to $45.6 million at December 31, 2008 compared to $38.2 million at March 31, 2008, reflecting an increase of $8.6 million in available-for-sale securities and a $1.1 million decrease in held-to-maturity securities. Available-for-sale securities increased $8.6 million, or 41.1%, to $29.4 million at December 31, 2008 compared to $20.9 million at March 31, 2008, primarily due to purchases of mortgage-backed securities of $12.4 million. Held to maturity securities decreased $1.1 million, or 6.6%, to $16.2 million at December 31, 2008 compared to $17.3 million at March 31, 2008, primarily due to principal repayments and maturities of securities.

Total loans receivable, net including loans held-for-sale, increased $1.1 million, or 0.2%, to $652.7 million at December 31, 2008 compared to $651.7 million at March 31, 2008. The increase was primarily the result of an increase in commercial real estate loans of $26.7 million and an increase in commercial business loans of $3.4 million, offset by decreases in one- to four- family loans of $16.2 million and construction loans of $11.4 million.

Other assets decreased $4.0 million, or  9.5%, to $37.5 million at December 31,  2008, compared to $41.4 million at March 31, 2008, primarily due to receipt of $8.2 million in connection with the sale of certain available for sale investments sold in the prior year period and settled during this period.

Total liabilities decreased $0.4 million, or 0.1%, to $722.7 million at December 31, 2008 compared to $723.1 million at March 31, 2008.  The decrease in total liabilities was primarily the result of a $33.1 million reduction in deposits, offset by an increase of $32.9 million in advances from the FHLB-NY and other borrowed money. The Bank made a strategic decision to allow higher cost certificates of deposit to run off and replaced them with lower cost borrowings.

Deposits decreased $33.1 million, or 5.1%, to $621.5 million at December 31, 2008 compared to $654.7 million at March 31, 2008.  The decrease in deposit balances was primarily the result of decreases in certificates of deposit of $23.5 million, savings accounts of $8.8 million, money market accounts of $0.3 million and demand accounts of $1.2 million, which were partially offset by an increase of $1.9 million in NOW accounts.

Advances from the FHLB-NY and other borrowed money increased $32.9 million, or 56.1%, to $91.5 million at December 31, 2008 compared to $58.6 million at March 31, 2008.  The increase in advances and other borrowed money was primarily the result of an increase of $32.9 million in FHLB-NY advances.  At December 31, 2008, based on available collateral held at the FHLB-NY, the Bank had the ability to borrow from the FHLB-NY an additional $36.4 million on a secured basis.

Total stockholders’ equity decreased $5.8 million, or 10.9%, to $48.1 million at December 31, 2008 compared to $53.9 million at March 31, 2008.  The decrease in total stockholders’ equity was primarily attributable to a net loss for the nine month period ended December 31, 2008 totaling $5.2 million, dividends paid of $0.7 million, partially offset by an increase of $0.1 million of accumulated other comprehensive income.  The Bank’s capital levels meet regulatory requirements of a well-capitalized financial institution.

Stock Repurchase Program

During the third quarter of fiscal 2009, the Company purchased no additional shares of common stock under its stock repurchase program.  As of December 31, 2008, the Company has purchased a total of 176,174 shares at an average price per share of $15.72.  The number of shares yet to be repurchased is 55,461 shares.  However, during the Company’s participation in the Troubled Asset Relief Program Capital Purchase Program (“TARP Program”), the U.S. Treasury’s prior approval is required to make further repurchases.

Asset Quality

At December 31, 2008, non-performing assets totaled $14.3 million, or 1.81% of total assets compared to $4.0 million or 0.50% of total assets at March 31, 2008.

At December 31, 2008, the Bank’s allowance for loan losses was $5.5 million which represents a ratio of the allowance for loan losses to non-performing loans of 40.3% compared to 170.9% at March 31, 2008. The ratio of the allowance for loan losses to total loans was 0.84% at December 31, 2008 compared to 0.74% at March 31, 2008.

For additional information, please review our Form 10-Q for the quarterly period ended December 31, 2008.

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank.  Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan.  For further information, please visit the Company’s website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties.  More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

# # #

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)
(unaudited)

	December 31,	March 31,
	2008	2008
		(As Restated)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$20,954	$15,920
Federal funds sold	-	10,500
Interest earning deposits	947	948
Total cash and cash equivalents	21,901	27,368
Securities:
Available-for-sale, at fair value (including pledged as collateral of $29,397 and $20,621 at December 31 and March 31, 2008, respectively)	29,442	20,865
Held-to-maturity, at amortized cost (including pledged as collateral of $15,525 and $16,643 at December 31 and March 31, 2008, respectively; fair value of $15,912 and $17,167 at December 31 and March 31, 2008, respectively)	16,169	17,307
Total securities	45,611	38,172

Loans held-for-sale	21,563	23,767

Loans receivable:
Real estate mortgage loans	579,309	578,957
Commercial business loans	55,554	52,109
Consumer loans	1,793	1,728
Allowance for loan losses	(5,512)	(4,878)
Total loans receivable, net	631,144	627,916
Office properties and equipment, net	15,621	15,780
Federal Home Loan Bank of New York stock, at cost	3,117	1,625
Bank owned life insurance	9,400	9,141
Accrued interest receivable	3,645	4,063
Goodwill	-	6,370
Core deposit intangibles, net	418	532
Other assets	37,484	41,437
Total assets	$789,904	$796,171

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$621,534	$654,663
Advances from the FHLB-New York and other borrowed money	91,524	58,625
Other liabilities	9,561	9,835
Total liabilities	722,619	723,123
Minority interest	19,150	19,150

Stockholders' equity:
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued; 2,475,037 and 2,481,706 shares outstanding at December 31 and March 31, 2008, respectively)	25	25
Additional paid-in capital	24,188	24,113
Retained earnings	24,085	30,005
Treasury stock, at cost (49,654 and 42,985 shares at December 31 and March 31, 2008, respectively)	(760)	(670)
Accumulated other comprehensive income	597	425
Total stockholders' equity	48,135	53,898
Total liabilities and stockholders' equity	$789,904	$796,171

See accompanying notes to consolidated financial statements

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Interest Income:
Loans	$9,800	$11,403	$30,093	$33,579
Mortgage-backed securities	578	518	1,742	1,494
Investment securities	39	328	209	1,183
Federal funds sold	4	68	44	109
Total interest income	10,421	12,317	32,088	36,365

Interest expense:
Deposits	3,016	5,069	10,516	13,970
Advances and other borrowed money	991	932	2,699	2,962
Total interest expense	4,007	6,001	13,215	16,932

Net interest income before provision for loan losses	6,414	6,316	18,873	19,433

Provision for loan losses	431	222	770	222
Net interest income after provision for loan losses	5,983	6,094	18,103	19,211

Non-interest income:
Depository fees and charges	732	666	2,114	1,981
Loan fees and service charges	264	327	1,070	1,218
Write-down of loans held for sale	-	-	(16)	-
Gain on sale of securities	-	102	-	181
Gain (loss) on loans	(208)	75	38	103
Other	407	2,008	1,309	2,284
Total non-interest income	1,195	3,178	4,515	5,767

Non-interest expense:
Employee compensation and benefits	2,968	3,413	9,998	9,731
Net occupancy expense	1,223	908	3,142	2,673
Equipment, net	794	827	2,103	1,931
Federal deposit insurance premiums	233	18	389	56
Other	2,515	2,797	6,740	7,271
Goodwill Impairment	6,370	-	6,370	-
Total non-interest expense	14,103	7,963	28,742	21,662

Income (loss) before income taxes	(6,925)	1,309	(6,124)	3,316
Income tax benefit	(550)	(268)	(1,293)	(168)
Minority Interest, net of income taxes	124	-	361	-
Net income (loss)	$(6,499)	$1,577	$(5,192)	$3,484

Earnings (loss) per common share:
Basic	$(2.63)	$0.63	$(2.10)	$1.40
Diluted	$(2.63)	$0.62	$(2.10)	$1.36

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS
(Unaudited)

Three Months Ended	Nine Months Ended
December 31,	December 31,
Selected Statistical Data:	2008	2007	2008	2007

Return on average assets (1)(11)	NM	0.82%	NM	0.61%
Return on average equity (2)(11)	NM	12.27%	NM	8.36%
Net interest margin (3)	3.61%	3.59%	3.62%	3.71%
Interest rate spread (4)	3.44%	3.33%	3.48%	3.42%
Efficiency ratio (5)	101.61%	83.87%	95.66%	85.96%
Operating expenses to average assets (6)	6.36%	4.14%	4.05%	3.78%
Average equity to average assets (7)	6.98%	6.68%	6.90%	7.27%

Average interest-earning assets to average interest-bearing liabilities	1.09	x	1.08	x	1.06	x	1.09	x

Net income per share - basic	$(2.63)	$0.63	$(2.10)	$1.40
Net income per share - diluted	$(2.63)	$0.62	$(2.10)	$1.36
Average shares outstanding - basic	2,470,082	2,489,101	2,472,305	2,494,801
Average shares outstanding - diluted	2,470,082	2,549,924	2,472,305	2,564,926
Cash dividends	$0.10	$0.10	$0.20	$0.29
Dividend payout ratio (8)(11)	NM	15.85%	NM	20.75%

Capital Ratios:
Tier I leverage capital ratio (9)	7.71%	7.77%	7.71%	7.77%
Tier I risk-based capital ratio (9)	9.54%	9.57%	9.54%	9.57%
Total risk-based capital ratio (9)	10.40%	10.45%	10.40%	10.45%

December 31,	December 31,
2008	2007	2008	2007
Asset Quality Ratios:
Non performing assets to total assets (10)	1.81%	0.52%	1.81%	0.52%
Non performing loans to total loans receivable (10)	2.08%	0.61%	2.08%	0.61%
Allowance for loan losses to total loans receivable	0.84%	0.84%	0.84%	0.84%
Allowance for loan losses to non-performing loans	40.19%	137.51%	40.19%	137.51%

(1)	Net income, annualized, divided by average total assets.
(2)	Net income, annualized, divided by average total equity.
(3)	Net interest income, annualized, divided by average interest-earning assets.
(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5)	Operating expenses excluding Goodwill impairment divided by sum of net interest income plus non-interest income.
(6)	Non-interest expenses excluding Goodwill impairment, annualized, divided by average total assets.
(7)	Average equity divided by average assets for the period ended.
(8)	Dividends paid on common stock during the period divided by net income for the period.
(9)	These ratios reflect consolidated bank only.
(10)	Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due and real estate owned.
(11)	Due to net loss ratios are not meaningful

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(Dollars in thousands)
(Unaudited)

	Three months ended December 31,
	2008			2007
	Average		Average	Average		Average
Interest Earning Assets:	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
	(Dollars in thousands)
Loans (1)	$655,324	$9,800	5.98%	$642,600	$11,403	7.10%
Mortgage-backed securities	44,636	578	5.18%	38,317	518	5.41%
Investment securities (2)	6,382	39	2.42%	21,439	328	6.07%
Federal funds sold	4,025	4	0.39%	6,020	68	4.48%
Total interest earning assets	710,367	10,421	5.87%	708,376	12,317	6.95%
Non-interest earning assets	76,436			61,406
Total assets	$786,803			$769,782

Interest Bearing Liabilities:
Deposits:
Now Accounts	$25,820	$13	0.20%	$26,003	58	0.88%
Savings and clubs	118,456	145	0.49%	129,669	282	0.86%
Money market accounts	44,424	218	1.95%	42,096	352	3.32%
Certificates of deposit	359,731	2,627	2.90%	385,035	4,364	4.50%
Mortgagor's deposit	2,965	14	1.87%	2,745	13	1.88%
Total deposits	551,396	3,017	2.17%	585,548	5,069	3.43%
Borrowed money	101,996	991	3.85%	71,416	932	5.18%
Total interest bearing liabilities	653,392	4,008	2.43%	656,964	6,001	3.62%
Non-interest-bearing liabilities:
Demand	52,442			50,117
Other Liabilities	6,869			11,276
Total liabilities	712,703			718,357
Minority Interest	19,150			-
Stockholders' equity	54,950			51,425
Total liabilities and stockholders' equity	$786,803			$769,782
Net interest income		$6,413			$6,316

Average interest rate spread			3.44%			3.33%

Net interest margin			3.61%			3.57%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(Dollars in thousands)
(Unaudited)

	Nine months ended December 31,
	2008			2007
	Average		Average	Average		Average
Interest Earning Assets:	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
	(Dollars in thousands)
Loans (1)	$640,044	$30,093	6.27%	$633,335	$33,579	7.07%
Mortgage-backed securities	44,705	1,742	5.20%	37,749	1,494	5.28%
Investment securities (2)	5,747	209	4.76%	27,023	1,183	5.81%
Federal funds sold	4,060	44	1.44%	3,049	109	4.74%
Total interest earning assets	694,556	32,088	6.16%	701,156	36,365	6.91%
Non-interest earning assets	94,338			63,448
Total assets	$788,894			$764,604

Interest Bearing Liabilities:
Deposits:
Now Accounts	$24,460	$49	0.27%	$25,303	116	0.61%
Savings and clubs	121,904	474	0.52%	133,296	812	0.81%
Money market accounts	45,125	736	2.16%	44,822	852	2.52%
Certificates of deposit	373,143	9,218	3.28%	362,265	12,157	4.45%
Mortgagor's deposit	2,887	38	1.75%	2,786	33	1.57%
Total deposits	567,519	10,515	2.46%	568,472	13,970	3.26%
Borrowed money	87,261	2,699	4.11%	76,252	2,962	5.16%
Total interest bearing liabilities	654,780	13,214	2.68%	644,724	16,932	3.49%
Non-interest-bearing liabilities:
Demand	52,957			52,574
Other Liabilities	7,548			11,753
Total liabilities	715,285			709,051
Minority Interest	19,150			-
Stockholders' equity	54,459			55,553
Total liabilities and stockholders' equity	$788,894			$764,604
Net interest income		$18,874			$19,433

Average interest rate spread			3.48%			3.42%

Net interest margin			3.62%			3.70%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock